SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 22, 2009

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Result of Operations and Financial Condition

On March 22, 2009, Thomas Properties Group, Inc. (the “Company) made publicly available certain amended supplemental financial information in connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2008, which included the Company’s audited financial statements for the fiscal year ended December 31, 2008. The Company reported a consolidated net loss of $5.5 million or $0.23 per share for the year ended December 31, 2008. Previously, in the Company’s earnings release for the fourth quarter containing the Company’s preliminary unaudited financial data, the Company had reported a consolidated net loss of $3.8 million, or $0.16 per share for the year so ended. In connection with the audit and final review of the Company’s 2008 financial statements for the 10-K, the Company discovered that it had made an error in accounting for income taxes for the fiscal year ended December 31, 2008 at the time it reported its preliminary fourth quarter and fiscal year results for 2008 on February 26, 2009. Included in the consolidated net loss for the year ended December 31, 2008 is a pre-tax, non-cash impairment charge of $11.0 million related to the Company’s Murano condominium project, as well as a pre-tax, non-cash impairment charge of $1.2 million related to the Company’s joint venture investments. The Company had previously reported in its preliminary results for the 2008 fiscal year and fourth quarter a pre-tax, non-cash impairment charge for the Murano project of $12.2 million. The decrease of $1.2 million to the Murano impairment loss resulted in an increase of $1.8 million to interest expense due to an initial overstatement of corporate capitalized interest and a decrease of $0.6 million to cost of condominium sales. There was no net effect to loss before benefit for income tax reported for the year.

The revised supplemental financial information is attached to this report as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

Exhibit No.	Description
99.1 —	Thomas Properties Group, Inc. Amended Supplemental Financial Information for the Quarter Ended December 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.
/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

March 26, 2009